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                   [ANDREWS & KURTH LETTERHEAD APPEARS HERE]


                                                                     Exhibit 5.1

                                  May 2, 1997



Capstead Mortgage Corporation
2711 N. Haskell
Suite 900
Dallas, Texas 75204

          Re:  Capstead Mortgage Corporation
               Registration Statement on Form S-3
               Stockholder Investment Program

Ladies and Gentlemen:

     We have acted as counsel for Capstead Mortgage Corporation, a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-3 of the Company (the "Registration Statement") expected to be filed with the Securities and Exchange Commission (the "Commission") on May 2, 1997, of an offering by the Company from time to time of up to 4,713,059 shares of common stock, par value $.01 per share (the "Common Stock"). The Registration Statement provides that the Common Stock (the "Shares") will be offered pursuant to the Company's Stockholder Investment Program, as amended and restated.

     In this capacity, we have examined the Registration Statement, the Prospectus, the Charter and By-Laws of the Company, the proceedings of the Board of Directors of the Company or a committee thereof relating to the authorization of the issuance of the Shares, an Officer's Certificate of the Company dated the date hereof, and such other statutes, certificates, instruments, and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion. In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity
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Capstead Mortgage Corporation
May 2, 1997
Page 2


with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and all public records reviewed are accurate and complete. As to factual matters, we have relied on the Officer's Certificate and have not independently verified the matters stated therein.

     Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion and so advise you that upon issuance and delivery of the Shares in accordance with the terms set forth in the Prospectus, the Shares will have been duly and validly authorized and will be validly issued, fully paid, and non-assessable.

     To the extent that the opinion set forth herein is governed by the laws of the State of Maryland, we have relied solely on, and our opinion is subject to the limitations and assumptions set forth in, the opinion of Piper & Marbury L.L.P., dated May 2, 1997 and addressed to the Company and upon which we are authorized to rely. We have made no independent examination of the laws of the State of Maryland.

     This opinion is solely for the benefit of the addressee hereof, and, without our prior written consent, may not be quoted in whole or in part or otherwise referred to in any legal opinion, document, or other report, and may not be furnished to any person or entity. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement and Prospectus which is a part thereof. This opinion is delivered as of the date hereof and we disclaim any responsibility to update this opinion at any time following the date hereof.

                              Very truly yours,

                              /s/ ANDREWS & KURTH L.L.P.